Exhibit 99.1

Contact:
D. Brian Karr, Chief Financial Officer
Cardinal Communications, Inc.
303-285-5353

FOR IMMEDIATE RELEASE: NEWS
August 17, 2006 OTCBB: CDNC

Get-A-Phone  Petitions for Ch. 11 Bankruptcy Protection

BROOMFIELD, Colo., August 17, 2006- Cardinal Communications, Inc. (OTC
Bulletin Board: CDNC), a diversified provider of bundled digital communications and video-on-demand services, and a specialized developer of residential and commercial real estate, today announced that its wholly-owned subsidiary, Connect Paging, Inc., dba Get-A-Phone, petitioned for Chapter 11 bankruptcy protection on Friday, August 11, 2006.

Get-A-Phone has advised Cardinal, who owns 100% of Get-A-Phone's stock, that Get-A-Phone has had difficulty making payments related to billing adjustments by its telecommunications vendor. Get-A-Phone also advised Cardinal that it is attempting to work with the vendor to negotiate a solution which works for both companies, but that it felt compelled to petition for reorganization under Ch 11 bankruptcy in order to maintain operations.

Ed Garneau, Chief Executive Officer of Cardinal, commented "We are disappointed that Get-A-Phone was unable to solve their billing dispute and address their financial shortfall outside of bankruptcy. Prior to the bankruptcy filing, we explored various options in respect to Cardinal's investment in Get-A-Phone. It is unfortunate that our efforts were unsuccessful. We will take all steps necessary to protect and preserve our investment in Get-A-Phone during the bankruptcy process.”

About Cardinal Communications, Inc.
Cardinal Communications operates a suite of vertically integrated businesses that provide both bundled digital communications services (voice, video, video-on-demand and high-speed Internet) and high-quality real estate to the residential marketplace. The Company’s expertise in communication infrastructure and turnkey residential development allows Cardinal to capitalize on growing demand among homebuyers for modern residences that are pre-equipped with a range of digital communications options. The Company is also partnering with other developers that seek Cardinal’s expertise in designing, building and operating residential communication networks that will deliver long-term revenue opportunities. Based in Broomfield, Colo., publicly traded Cardinal trades on the Bulletin Board under the symbol “CDNC.”
For more information, visit the Company’s corporate website at www.cardinalcomms.com

6

SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Cardinal Communications and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Cardinal Communications' Securities and Exchange Commission filings. Cardinal Communications wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Cardinal Communications. There are many factors that will determine whether Cardinal Communications will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Cardinal Communications undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

7